Exhibit 99.1

Jamba, Inc. Appoints Kimpton Hotels and Restaurants CEO

Michael A. Depatie to the Board of Directors

EMERYVILLE, Calif., November 3, 2010 –Jamba, Inc., (NASDAQ: JMBA), today announced the appointment of Michael A. Depatie to its Board of Directors and as an independent member of its Audit Committee, effective November 2, 2010.

“We are pleased to welcome Michael to our Board of Directors. With his successful experience in finance, brand building, the public markets and hospitality we believe Michael will be a great addition to our Board,” said James D. White, chairman, president, and chief executive officer, Jamba, Inc.

Mr. Depatie is chief executive officer of Kimpton Hotels and Restaurants, LLC and is also a member of Kimpton’s Board of Directors. Kimpton is the largest developer and operator of boutique hotels with 51 hotels presently in 23 U.S. cities. Mr. Depatie is responsible for all aspects of Kimpton’s development and operating activities. He also oversees the investment of the $152 million Kimpton Hospitality Partners Fund I and $202 million Kimpton Hospitality Partners Fund II. Prior to Kimpton, Mr. Depatie held senior finance and development roles in a number of rapidly growing lodging companies including Residence Inn and Summerfield Suites. Prior to his current position, Mr. Depatie was the chief financial officer of Sunterra, a NYSE listed resort hotel vacation ownership company and NYSE listed La Quinta, a national chain of limited service hotels.

About Jamba, Inc.

Jamba, Inc. (NASDAQ:JMBA) is a holding company and through its wholly-owned subsidiary, Jamba Juice Company, owns and franchises JAMBA JUICE® stores. Founded in 1990, Jamba Juice is a leading restaurant retailer of better-for-you food and beverage offerings, including great tasting fruit smoothies, juices, and teas, hot oatmeal made with organic steel cut oats, wraps, salads, sandwiches, and California Flatbreads™, and a variety of baked goods and snacks. As of July 13, 2010, Jamba Juice had 743 locations consisting of 432 company-owned and operated stores and 311 franchise stores. For the nearest location or a complete menu, visit the Jamba Juice website at www.jambajuice.com or call 1-866-4R-FRUIT (473-7848).

CONTACT

For Jamba Juice Company

Don Duffy

203.682.8200

investors@jambajuice.com